Exhibit 10.44

Prudential Securities Incorporated

Supplemental Retirement Plan for Executives

(SERP)

Amended and restated effective January 1, 2009

PRUDENTIAL SECURITIES INCORPORATED

SUPPLEMENTAL RETIREMENT PLAN FOR EXECUTIVES

1.

Purpose. The purpose of the Prudential Securities Incorporated Supplemental Retirement Plan for Executives (the “SERP”) is to provide certain key executives of Prudential Securities Incorporated (“PSI”) and its subsidiaries (collectively the “Company”) with retirement benefits supplemental to their retirement income under the Prudential Securities Incorporated component of The Prudential Merged Retirement Plan, known as The Prudential Securities Incorporated Cash Balance Pension Plan (the “Pension Plan”) and the Social Security Act. The SERP is designed to make it more attractive to such executives to remain as employees of the Company.[1]

2.	(a) Eligibility. Company employees who are eligible to participate under the SERP (the “Participants”) are:

(i)	Prior to January 1, 1985, members of the Executive Committee of the Board of Directors;

(ii)	On or after January 1, 1985, members of the Board of Directors;

(iii)	On or after July 1, 1991, members of the Operating Committee or Operating Council.

(iv)	On or after May 1, 2001, members of the Management Committee or the Leadership Team.

(b)	Vesting. Subject to the provisions hereof, including, without limitation, Section 8 (“Condition of Payment of Benefits”) for a Participant to vest in SERP the Participant must be vested under the Pension Plan (by reason of completing at least five years of service with the Company or an Affiliate).

(c)	Change in Status. If a Participant is no longer in an eligible category under Section 2 (a) but remains an employee of the Company, he shall continue to participate in SERP under the same terms and conditions as all other eligible Participants.

(d)	Transfers. If a Participant transfers to an Affiliate, he shall continue to accrue years of service for purposes of vesting pursuant to Section 2(b) and eligibility for a Disability Retirement Benefit, pursuant to Section 4, but he shall not accrue

[1]	Note: Throughout this document, the masculine pronoun shall include the feminine pronoun and the feminine pronoun shall include the masculine pronoun.

Years of Credited Service for purposes of benefit accrual under Section 3, Retirement Benefit. However, such Participant’s annual base salary while employed by an Affiliate will be considered for purposes of determining his average annual base salary of the highest five (5) of the immediately preceding ten (10) calendar years prior to his termination of employment.

“Affiliate”, for purposes of the SERP, means any entity, whether or not incorporated, which, by reason of its relationship with PSI, is required to be aggregated with PSI under Section 414(b), 414(c), 414(m), or 414(o) of the Internal Revenue Code of 1986, as amended.

In addition, to the extent provided in the Retail Brokerage Company Formation Agreement, dated as of February 19, 2003, by and between Wachovia Corporation (“Wachovia”) and Prudential Financial, Inc. (the “Formation Agreement”), continuous service with the entity formed pursuant to such Formation Agreement or Wachovia (collectively, the “Transferee Group”) by a Participant whose employment transferred to the Transferee Group pursuant to the Formation Agreement will be treated for purposes of the SERP as (i) Credited Service solely with respect to the period from such date of transfer through and including December 31, 2003, and (ii) service with an Affiliate solely for purposes of determining whether the Participant shall have qualified for an unreduced SERP benefit.

(e)	Required Waiver. Unless otherwise determined by PSI’s Director of Human Resources or his designee(s), (the “Administrator”), as a condition to a Participant receiving the retirement benefit as described in Section 3 below, he (together with his spouse, if applicable) must waive any rights that he may have to retirement benefits under any individual arrangement or agreement entered into by the Company and/or one of its majority-owned subsidiaries; provided, however, that any Participant who accrues benefits under the SERP after December 31, 2004 shall be deemed to have waived his benefits under each such other arrangement or agreement unless he otherwise notifies the Administrator in writing prior to January 1, 2009.

3.	Retirement Benefit. Subject to the provisions hereof, including, without any limitation, Section 7 (provisions dealing with Commencement and Payment of Benefits) and Section 8 (Condition of Payment of Benefits) a vested Participant who has waived the rights as described in Section 2(e) above, shall be entitled to receive from PSI an annual benefit, for life, equal to:

(a)	(i) sixty percent (60%) of the average annual base salary of the highest five (5) of the immediately preceding ten (10) calendar years prior to his termination of employment with PSI and its Affiliates, multiplied by (ii) the Participant’s number of Years of Credited Service and any partial year of Credited Service, but not to exceed thirty (30) years, divided by thirty (30) [as expressed as a mathematical equation: 60% x average base salary x (Years of Credited Service/30)]; reduced by:

(b)	the sum of (i) “the annual pension to which the Participant is entitled under the Pension Plan at the time he terminates employment with PSI and its Affiliates expressed as a single life annuity” plus (ii) the annual benefit, if any, payable to the Participant under the Company’s long-term disability insurance plan, plus (iii) the “annual benefit payable to the Participant under the Social Security Act” (excluding any family benefits).

The “annual pension to which the Participant is entitled under the Pension Plan at the time he terminates employment with PSI and its Affiliates, expressed as a single life annuity” is determined as of the date of termination of employment with PSI and its Affiliates, for a Participant who terminates on or after attainment of age 55 with at least 10 years of service.

For vested Participants who terminate prior to attainment of age 55 or who terminate after age 55 with less than 10 years of service, the “annual pension to which the Participant is entitled under the Pension Plan at the time he terminates employment with PSI and its Affiliates, expressed as a single life annuity” will be computed by projecting the Participant’s Pension Plan benefit to age 65, which, for this purpose, will be the lump-sum amount credited to his Cash Balance Pension Plan account, as of the date of termination of employment, using the interest credit in effect for that year under the Pension Plan and converted to a single life annuity using the conversion basis in effect for that year under the Pension Plan.

The “annual benefit payable to the Participant under the Social Security Act” for a Participant who terminates on or after attainment of age 55 with at least 10 years of service means the benefit payable immediately, if the Participant’s termination of employment (or disability) occurs after age sixty-two (62); or, the benefit payable at age sixty-two (62), if the Participant’s termination of employment occurs on or before that age, and the Participant is not eligible for disability benefits under the Social Security Act. There shall be no reduction of benefits under SERP between age 55 and 62 for benefits payable under the Social Security Act unless and until they are actually paid or would be paid, if proper and timely application were made.

For vested Participants who terminate prior to attainment of age 55, the “annual benefit payable to the Participant under the Social Security Act” means the estimated benefits under the Social Security Act at age 65, determined as of the termination date.

Once determined, any reduction under Section 3(b) shall not be increased, even if the benefits under the Pension Plan, long-term disability insurance plan or the Social Security Act are later increased for cost-of-living adjustments or other reasons.

For purposes of SERP, Section 3(a), relating to, and for purposes of benefit accrual, “Years of Credited Service” means the period of the Participant’s employment with the Company or its predecessor entities. Years of Credited Service may, at the sole discretion of the Board of Directors of PSI, also include up to ten (10) years of employment with any business organization acquired by the Company or by its predecessors prior to its acquisition.

4.	Disability Retirement Benefit. A Participant whose employment with the Company and any of its Affiliates terminated on or before December 31, 2004 and prior to attaining age 55 is entitled to a Disability Retirement Benefit in respect of his benefits accrued through December 31, 2004 if, on or before the date of his termination, (i) he had been an employee of the Company or its Affiliates for at least ten (10) years, (ii) he became totally and permanently disabled, and (iii) in the opinion of the Administrator, he was unable to perform his regular duties for the Company. If deemed eligible for a Disability Retirement Benefit, the Participant had the following options:

(a)	to receive an annual benefit from the Company for life, commencing on the first day of the month following his termination of employment, computed in accordance with the provisions of Section 3, except that: (i) the reduction for benefits received under the Pension Plan and/or the Company’s long-term disability insurance plan shall not apply until such benefits are actually paid under these plans; and (ii) the reduction for benefits received under the Social Security Act shall be equal to the Social Security Disability benefits that are actually paid or would be paid, if proper and timely application were made; or

(b)	to receive an annual benefit from the Company for life, commencing on the first day of any month after the Participant attains age 55, in which event (i) such benefit shall be computed in accordance with the provisions of Section 3, and (ii) until such benefit commences, it shall be assumed that the Participant continued as a full-time employee of the Company with a gross pre-tax annual base salary at the rate in effect at the time of disability.

5.	Maximum Benefits. Except as may otherwise be provided, in no event shall the amount in Section 3(a) exceed the amount of $160,000, for Participants who terminated employment prior to January 1, 1987, and $200,000, for Participants who terminate employment on or after January 1, 1987.

6.	Death Benefits to Eligible Spouse of Vested Participant.

(a)	Death of Participant after Termination of Employment. Survivor benefits shall be provided to the “Eligible Spouse” (as defined below) of a Participant who dies after the commencement of retirement benefits under the terms of Section 3 or 4 of the SERP. Such benefits are payable as follows:

(i)	Termination of employment by Participant on or after January 1, 1997: The Eligible Spouse shall be entitled to receive an annual benefit for life from the Company equal to 50% of the benefit that was being paid to the Participant.

(ii)	Termination of employment by Participant before January 1, 1997: The Eligible Spouse shall be entitled to receive an annual benefit from the Company equal to 50% of the benefit that was being paid to the Participant. Such benefit shall be payable to the Eligible Spouse until the death of the spouse or fifteen (15) years (i.e., 180 monthly payments), whichever occurs first.

(b)	Death of Vested Participant Prior to Termination of Employment . Survivor benefits shall be provided to the Eligible Spouse of a vested Participant who dies prior to termination of employment with the Company and its Affiliates. Such benefits are payable as follows:

(i)	Participant Death on or after January 1, 1997: The Eligible Spouse shall be entitled to receive an annual benefit for life from the Company, equal to 50% of the benefit that would have been payable to the Participant under Section 3 or 4 of the SERP if he had retired on the day prior to his death and commenced his benefit at the earliest benefit commencement date permitted under the Plan (determined with regard to any applicable actuarial reductions).

(ii)	Participant Death Prior to January 1, 1997: The Eligible Spouse of a Participant who had attained age 55 and completed at least ten (10) years of service at the time of death would have received an annual benefit from the Company equal to 50% of the benefit that would have been paid to the Participant under Section 3 or 4 of the SERP if the Participant had retired on the day prior to his death. Such benefits are payable to the Eligible Spouse until the death of the spouse or fifteen (15) years (i.e., 180 monthly payments), whichever occurs first.

For purposes of the SERP “Eligible Spouse” means the surviving spouse to whom the Participant has been legally married to for at least one (1) year prior to the date of the Participant’s death.

7.	Commencement and Payment of Benefits.

(a)	Benefits Payable in Respect of Persons Who Ceased Eligibility for Benefit Accruals on or before December 31, 2004. Vested benefits payable under the SERP to any Participant who is not eligible to accrue any benefits under the SERP at any time after December 31, 2004 shall commence upon the later of a Participant’s termination of employment from the Company and its Affiliates and the Participant’s attainment of age 65. However, if such Participant terminates employment with the Company or an Affiliate or the Transferee Group on or after attainment of age 55 and completion of at least 10 years of service, he shall receive an unreduced SERP benefit commencing as soon as practicable after the later to occur of his attaining age 55 or his termination of employment with the Company and its Affiliates. Vested Participants who terminate employment prior to attainment of age 55 (regardless of length of service), or who terminate after age 55 with less than 10 years of service, may apply for an actuarially reduced benefit prior to age 65, commencing at any time after having terminated employment with the Company and its Affiliates and having attained age 55. The Administrator shall determine, in its sole discretion, whether and when such benefits commence prior to the Participant’s attainment of age 65 and the form of benefit (i.e. installments or lump sum). The basis for actuarial reduction will be the factors shown in Exhibit A.

(i)	Installments. Except as otherwise provided in Section 7(a)(ii), benefits payable to a Participant under the SERP shall be payable in equal monthly installments, commencing as of the first day of each month following the applicable commencement date of benefits. Any payments made to an Eligible Spouse shall commence as of the first day of the month following the death of the Participant or the deemed payment commencement date described in Section 6(b)(i), as the case may be. Benefits shall cease on the first day of the month coinciding with or immediately following:

(x)	the death of the Participant.

(y)	the death of the Participant’s Eligible Spouse if the Participant predeceases him.

With respect to Participants who retired prior to January 1, 1997, payments to a surviving spouse shall continue for the earlier of fifteen (15) years (e.g., 180 monthly payments) or until the death of such spouse.

(ii)

Lump Sum Payment. The Administrator may, in its sole discretion, elect to pay a vested Participant who has terminated employment with the Company and its Affiliates and who ceased to accrue benefits under the SERP on or before December 31, 2004, a lump-sum payment in lieu of installments (including the value of the contingent spousal annuity). The lump-sum payment shall be in lieu of any accrued and unpaid benefits that would otherwise be payable under SERP to the Participant and his Eligible Spouse. The Administrator may condition the lump-sum payment on the written consent and/or waiver of the Participant’s Eligible Spouse.

Solely with respect to a Participant who has not accrued any additional benefits after December 31, 2004, the Administrator may, in its sole discretion, elect to pay a lump-sum benefit to an Eligible Spouse who is eligible to receive survivor benefits, due to the death of a vested Participant pursuant to Section 6. The lump-sum payment shall be equal to the present value of the installment payments the Spouse would otherwise be entitled to receive and shall be in lieu of any benefits that would otherwise be payable to such Spouse under SERP.

(b)	Benefits Payable in Respect of Persons Who Were Eligible for Additional Benefit Accruals After December 31, 2004. If a Participant terminates employment with the Company and its Affiliates on or after December 31, 2004, after attaining age 55 and after having completed ten years of service with the Company and its Affiliates, the Participant shall receive an unreduced SERP benefit commencing as of the first day of the month following the six month anniversary of his termination of employment. If a Participant left employment with the Company and its Affiliates in connection with the Formation Agreement, but continued in the employment of the Transferee Group after December 31, 2004, through the later of the date he (i) attained age 55, and (ii) completed at least ten years of service with the Company and its Affiliates and/or the Transferee Group, he shall receive an unreduced SERP benefit commencing as soon as practicable (and in all events within 90 days) after attaining age 55 or, if later, satisfying the applicable ten year service requirement. Vested Participants who are eligible to accrue benefits under the SERP after December 31, 2004 but who do not satisfy the requirements specified in either of the two immediately preceding sentences will commence receipt of SERP benefits at age 65 (or, if later, on the first day of the month following the six month anniversary of his termination of employment with the Company and its Affiliates).

(c)	Forfeiture of Benefits. Notwithstanding the above, no benefits shall be payable to or with respect to a Participant if the Administrator determines that the Participant has violated any of the conditions to the payment of benefits as described under Section 8, and the Administrator shall, in its discretion, determine the date benefits commence.

8.	Condition of Payment of Benefits. The payment of benefits under the SERP to a Participant and to a Participant’s Eligible Spouse shall be conditioned on the following:

(a)	that the Participant shall not, directly or indirectly solicit, entice, or induce then current employees, customers or accounts of the Company or its Affiliates to leave the employ of, or to move business away from the Company or its Affiliates.

(b)	that the Participant shall not at any time (except as required in the proper performance of his duties as an employee of the Company), furnish, divulge or disclose to any person or otherwise use for commercial purposes, any trade secrets or other confidential or proprietary information or data of the Company or its Affiliates; and

(c)	that the Participant shall not have engaged in any act of fraud, dishonesty or willful misconduct involving the Company or its Affiliates, or gross neglect of duties to the Company or its Affiliates.

If the Administrator determines that the Participant has violated any of the foregoing conditions, then it shall notify the Participant or the Participant’s spouse, as applicable, and the obligation of PSI to make any payments to such Participant or spouse shall terminate.

9. (a)	Contractual Obligation. The obligation of PSI to make payment of benefits under the SERP is contractual only, and all such benefits shall be paid from the general assets of PSI. No Participant, or his spouse, shall have any security interest or other special right to any specific assets or funds of PSI. Notwithstanding the preceding, PSI shall transfer funds to a trust in order to ensure the payment when due of benefits under the SERP in the event that applicable “change in control” provisions are triggered. Any funds placed in the trust will nevertheless remain subject to the claims of PSI’s creditors in the event of insolvency or bankruptcy while held by the trustee. (This latter provision is a requirement of the Internal Revenue Service in order to continue the deferral of taxation until payment to Participants).

(b)

Primary Obligor. Subject to and in accordance with the terms of the transaction agreement (the “Transaction Agreement”) made as of the 19th day of December, 1996 by and among PSI, The Prudential Insurance Company of America, and Prudential Human Resources Company, Inc. (“HRMC”), HRMC, as primary obligor, shall be responsible for the timely payment of certain benefits accrued by Participants under the SERP. PSI will remain liable for the payment of such accrued SERP benefits if and to the extent that, for any reason, HRMC fails to make timely payment. PSI, acting in its sole and absolute discretion, may reassume its status as primary obligor for all or part of the SERP obligations covered by the Transaction Agreement.

10.	Administration. The SERP shall be administered by the Administrator. The Administrator shall have the sole and exclusive right to interpret the SERP and to establish such rules and procedures as he deems appropriate for, and to decide any matter arising in connection with the administration of the SERP. The Administrator’s decision in all respects shall be final and binding on Participants and their spouses. PSI will indemnify the Administrator and hold him harmless from and against any liability, damages and claims arising in connection with the SERP, except to the extent determined to be attributable to his own fraud or willful misconduct.

11.	Arbitration Clause. Any unresolved controversy or dispute arising under the SERP which is not resolved by the Administrator or its designee in accordance with procedures established by the Administrator shall be submitted to and settled by arbitration in accordance with the then-prevailing Constitution and Rules of the New York Stock Exchange, Inc., or of the National Association of Securities Dealers. Such arbitration will be conclusive and binding. Judgment based upon the decision of the arbitrators may be entered in any court having competent jurisdiction thereof.

12.	No Guarantee of Employment. The adoption of the SERP and its continuation shall not confer any rights upon any Participant to continue employment with the Company, or otherwise affect the rights of the Company to change the terms and conditions of his employment.

13.	Amendment and Termination. The Board of Directors of Prudential Securities Incorporated may at any time amend or terminate the SERP; provided, however, that no amendment or termination shall adversely affect the rights of any Participant or spouse at the date of such amendment or termination, to receive benefits under the SERP in accordance with the terms of the SERP as in effect prior to such amendment or termination.

14.	Miscellaneous.

(a)	No benefit under the SERP may be assigned, pledged, transferred or encumbered, nor shall be subject to levy or attachment.

(b)	The SERP shall be binding upon PSI and its successors and assigns.

(c)	The SERP shall be governed by and construed in accordance with the laws of the State of New York, to the extent not preempted by the Employee Retirement Income Security Act of 1974, as amended, or other applicable federal law.

* * * * * * * * * * * * * *

Prudential Securities Incorporated

Supplemental Retirement Plan for Executive (SERP)

Exhibit A

Actuarial Equivalence Factors for Early Benefit Payments:1

Age When Benefit Commences	Early Retirement Factors
55	0.3310
56	0.3664
57	0.4063
58	0.4513
59	0.5023
60	0.5600
61	0.6258
62	0.7009
63	0.7870
64	0.8859
65	1

(Factors for non-integral ages should be interpolated)

Actuarial Equivalence: Lump-Sum Payment

Lump sum payments are determined using a discount rate equal to the interest rate the Company uses to determine FAS 87 pension expense in the calendar year in which the payment is made, and the 1983 Unisex IRS mortality table.

[1]	Early retirement factors for participants who receive an actuarially reduced benefit due to commencement of benefits prior to age 65, and who:

a)	terminate employment with PSI and its Affiliates prior to age 55, or

b)	terminate employment with PSI and its Affiliates at age 55 or after, with less than 10 years of service.

Appendix

Provisions Applicable to Operating Committee or Management Committee Members Only

Notwithstanding anything in the SERP to the contrary, the following provisions shall apply to Operating Committee or Management Committee Members:

1.	The following paragraph is added to Section 3, effective with respect to the Operating Committee January 1, 1994, and with respect to the Management Committee effective May 1, 2001:

“For purposes of this Section 3, for a Participant who is a member of the Operating Committee or Management Committee of the Company, “annual base salary” shall mean base salary plus twenty five percent (25%) of any bonus paid in cash for such year.”

2.	The following sentence is added to Section 5, effective with respect to the Operating Committee effective January 1, 1994, and with respect to the Management Committee effective May 1, 2001:

“Notwithstanding the preceding, for a Participant who is a member of the Operating Committee or Management Committee of the Company and who terminates employment from the Company and its Affiliates on or after January 1, 1994, the amount calculated in accordance with Section 3 (a) shall not exceed $250,000. Further the amount so calculated will be reduced to the extent provided in Section 3(b).”

3.	The following sentence is added both to Section 7(a) effective January 1, 2000 with respect to the Operating Committee, and May 1, 2001 with respect to the Management Committee, and to 7(b), effective as of January 1, 2005 with respect to both the Management Committee and the Operating Committee:

“Notwithstanding the preceding, a vested Participant who is a member of the Operating Committee or Management Committee of the Company and terminates employment from the Company and its Affiliates on or after attainment of age 55, shall be eligible to receive a full SERP benefit commencing as soon as practicable after termination.”